Exhibit 99.1

For more information, please contact:
Jennifer Jordan	Adolph Hunter
Investors and Shareholders	Media and Industry Analysts
Cadence Design Systems, Inc.	Cadence Design Systems, Inc.
408.944.7100	408.914.6016
investor_relations@cadence.com	publicrelations@cadence.com
CADENCE DESIGN SYSTEMS ANNOUNCES INTENTION TO OFFER $500 MILLION SENIOR CONVERTIBLE NOTES
     SAN JOSE, Calif., December 12, 2006 — Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced its intention to commence an offering, subject to market and other conditions, of $250 million principal amount of convertible senior notes due 2011 and $250 million principal amount of convertible senior notes due 2013, in each case to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. For each series of notes, the interest rate, conversion rate, and other terms of the notes are to be determined by negotiations among Cadence and the initial purchasers of the notes. Cadence also intends to enter into separate warrant transactions with one or more of the initial purchasers of the notes and/or their affiliates and anticipates that the warrants will have an exercise price that is approximately 75 percent higher than the closing price of Cadence’s common stock on the date the warrants are issued.
     Cadence intends to use up to approximately $200 million of the net proceeds of this offering to repurchase a portion of its zero coupon zero yield senior convertible notes due 2023 and a portion of the net proceeds to fund the cost of the convertible note hedge transactions described below. Cadence intends to use the remainder of the proceeds from the sale of the 2011 and 2013 notes to purchase shares of its common stock concurrently with, and possibly after, pricing of the notes. These repurchases will be made pursuant to Cadence’s stock repurchase programs.

     Cadence intends to enter into convertible note hedge transactions in its common stock with one or more of the initial purchasers of the 2011 and 2013 notes and/or their affiliates, in order to limit potential dilution from conversion of the notes.
     In connection with the convertible note hedge transactions and the separate warrant transactions, the initial purchasers (or affiliates thereof) that will be parties to those transactions have advised Cadence that they expect to enter into various derivative transactions with respect to Cadence common stock and/or purchase Cadence common stock in secondary market transactions concurrently with or shortly after the pricing of the notes, and may enter into or unwind various derivative transactions with respect to Cadence common stock and/or purchase or sell Cadence common stock in secondary market transactions following pricing of the notes.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
     The 2011 and 2013 notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
     The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not Cadence will offer the 2011 and 2013 notes or consummate the offering, enter into the convertible note hedge transactions or the separate warrant transactions, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Cadence’s most recent filings with the Securities and Exchange Commission. Cadence is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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